                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------
                                  Schedule 13D

                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                             (Amendment No. 12)(1)

                                   ALLOY INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   019855 10 5
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 April 11, 2007
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

    If the filing person has previously filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

      NOTE. The Schedules  filed in paper format shall include a signed original and five copies of the schedule,  including all exhibits.  SEE Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 11 Pages)

--------
(1)   The  remainder  of this cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 2 of 11 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Investments, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   496,749 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              496,749 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    496,749 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 3 of 11 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Offshore Portfolio Company, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   496,749 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              496,749 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    496,749 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 4 of 11 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Cayman GP, Ltd.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Cayman Islands
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   496,749 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              496,749 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    496,749 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 5 of 11 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Capital Management, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   496,749 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              496,749 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    496,749 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 6 of 11 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    MLF Holdings, LLC
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    Delaware
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  0 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   496,749 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                              0 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              496,749 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    496,749 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 7 of 11 Pages
------------------------                                  ----------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Matthew L. Feshbach
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*

                    AF, OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                    USA
--------------------------------------------------------------------------------
 NUMBER OF         7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                  899 shares
  OWNED BY     -----------------------------------------------------------------
    EACH           8     SHARED VOTING POWER
 REPORTING
PERSON WITH                   496,749 shares
               -----------------------------------------------------------------
                   9     SOLE DISPOSITIVE POWER

                             899 shares
               -----------------------------------------------------------------
                  10     SHARED DISPOSITIVE POWER

                              496,749 shares
--------------------------------------------------------------------------------
    11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    497,648 shares
--------------------------------------------------------------------------------
    12         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
    13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.6%
--------------------------------------------------------------------------------
    14         TYPE OF REPORTING PERSON*

                    IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 8 of 11 Pages
------------------------                                  ----------------------

      The following constitutes Amendment No. 12 ("Amendment No. 12") to
Schedule 13D, as amended to date, filed by the undersigned (the "Schedule
13D"). Except as specifically amended by this Amendment No. 12, the Schedule
13D remains in full force and effect.

      Item 3 is amended in its entirety to read as follows:

Item 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

      As of April 12, 2006,  MLF Offshore  beneficially  owned 496,749 shares of
Common Stock.  Each of MLFI,  MLF Cayman,  MLF Capital,  MLF  Holdings,  and Mr.
Feshbach  may  be  deemed  to  beneficially  own  the  shares  of  Common  Stock beneficially  owned by MLF  Offshore.  The funds used to purchase such shares of
Common  Stock came from the working  capital and margin  borrowings  under usual terms  and  conditions  of MLF  Offshore.  Such  shares  of  Common  Stock  were accumulated  through  purchases made on the open market and contributions by its partners at an aggregate cost of approximately  $3,276,963  (including brokerage commissions).

      Mr.  Feshbach  directly owns 899 shares of Common  Stock.  The shares were awarded to Mr. Feshbach in his capacity as a director of the Issuer.

      Items 5(a), (b), (c) and (e) are amended and restated in their entirety to read as follows:

Item 5. INTEREST IN SECURITIES OF THE ISSUER.

      (a) The aggregate  percentage of shares of Common Stock  reported owned by each person named herein is based upon 13,551,405 shares of Common Stock,  which is the total number of shares of Common Stock  outstanding as of March 23, 2007, as  reported  in the  Issuer's  Annual  Report  on Form  10-K,  filed  with  the
Securities and Exchange Commission on April 2, 2007.

      Each of MLFI,  MLF  Offshore,  MLF Cayman,  MLF  Capital and MLF  Holdings
beneficially  owns 496,749  shares of Common  Stock,  approximately  3.6% of the shares of Common  Stock  outstanding.  Mr.  Feshbach  beneficially  owns 497,648 shares of Common Stock (consisting of (i)496,749 shares of Common Stock owned by
MLF Offshore Mr. Feshbach can be deemed to beneficially  own and (ii) 899 shares of Common  Stock  directly  owned by Mr.  Feshbach),  approximately  3.6% of the shares of Common Stock outstanding.

      (b) Each of MLFI, MLF Offshore,  MLF Cayman,  MLF Capital and MLF Holdings
shares  the power to vote or  dispose  or to  direct  the vote and  disposal  of
496,749 shares of Common Stock, approximately 3.6% of the shares of Common Stock outstanding.

      Mr.  Feshbach shares the power to vote or to direct the vote and the power to dispose  or to direct the  disposition  of  497,648  shares of Common  Stock, approximately 3.6% of the shares of Common Stock outstanding.

      (c)  Schedule A annexed  hereto  lists all  transactions  in the shares of
Common  Stock by the  Reporting  Persons  during  the past 60 days.  All of such transactions were effected in the open market.

      (e)  As of  April  11,  2007,  the  Reporting  Persons  ceased  to be  the beneficial owners of more than 5% of shares of Common Stock of the Issuer.

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 9 of 11 Pages
------------------------                                  ----------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 13, 2007

                                        /s/ Matthew L. Feshbach
                                        ----------------------------------------
                                        MATTHEW L. FESHBACH

                                        MLF INVESTMENTS, LLC

                                        By: /s/ Matthew L. Feshbach
                                            ------------------------------------
                                            Name: Matthew L. Feshbach
                                            Title: Managing Member

                                        MLF OFFSHORE PORTFOLIO COMPANY, L.P.

                                        By: MLF Cayman GP, Ltd.
                                            Title: General Partner

                                        By: MLF Capital Management, L.P.
                                            Sole shareholder

                                        By: MLF Holdings, LLC,
                                            General Partner

                                        By: /s/ Matthew L. Feshbach
                                            ------------------------------------
                                            Name: Matthew L. Feshbach
                                            Title: Managing Member

                                        MLF CAYMAN GP, LTD.

                                        By: MLF Capital Management, L.P.
                                            Sole shareholder

                                        By: MLF Holdings, LLC,
                                            General Partner

                                        By: /s/ Matthew L. Feshbach
                                            ------------------------------------
                                            Name: Matthew L. Feshbach
                                            Title: Managing Member

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 10 of 11 Pages
------------------------                                  ----------------------

                                        MLF CAPITAL MANAGEMENT, L.P.

                                        By: MLF Holdings, LLC
                                            General Partner

                                        By: /s/ Matthew L. Feshbach
                                            ------------------------------------
                                            Name:  Matthew L. Feshbach
                                            Title: Managing Member

                                        MLF HOLDINGS, LLC

                                        By: /s/ Matthew L. Feshbach
                                            ------------------------------------
                                            Name: Matthew L. Feshbach
                                            Title: Managing Member

------------------------                                  ----------------------
CUSIP No. 019855 10 5                 13D                    Page 11 of 11 Pages
------------------------                                  ----------------------

SCHEDULE A

TRANSACTIONS IN THE SHARES OF COMMON STOCK DURING THE LAST 60 DAYS

--------------------------------------------------------------------------------
   Shares of Common Stock
      Purchased/(Sold)            Price Per Share ($)      Date of Purchase/Sale
--------------------------------------------------------------------------------

                      MLF Offshore Portfolio Company, L.P.
                      ------------------------------------

--------------------------------------------------------------------------------
          (9,200)                      11.9736                    04/10/07
--------------------------------------------------------------------------------
         (49,500)                      11.7748                    04/11/07
--------------------------------------------------------------------------------
        (300,000)                      11.6000                    04/11/07
--------------------------------------------------------------------------------
        (100,000)                      11.6368                    04/12/07
--------------------------------------------------------------------------------
         (10,440)                      11.6020                    04/12/07
--------------------------------------------------------------------------------

                               MLF Cayman GP, LTD.
                               -------------------

                                      None

                          MLF Capital Management, L.P.
                          ----------------------------

                                      None

                                MLF Holdings, LLC
                                -----------------

                                      None

                              MLF Investments, LLC
                              --------------------

                                      None

                               Matthew L. Feshbach
                               -------------------

                                      None